CERTIFICATE OF INCORPORATION OF MXY HOLDINGS INC.

ARTICLE I NAME OF THE CORPORATION

The name of the corporation is MXY Holdings Inc. (the "**Corporation**").

ARTICLE II REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, New Castle County, Wilmington, DE 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

ARTICLE III BUSINESS PURPOSE

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "**DGCL**").

ARTICLE IV CAPITAL STOCK

Section 4.01 Authorized Classes of Stock. This Corporation is authorized to issue capital stock to be designated "Common Stock" and "Preferred Stock." The total number of shares of stock of all classes of capital stock that the Corporation is authorized to issue is 300,000,000, of which (i) 293,142,999 shares shall be shares of common stock, par value of $0.0001 per share ("**Common Stock**"), and (ii) 6,857,001 shares shall be preferred stock ("**Preferred Stock**" and, together with the Common Stock, the "**Capital Stock**"). The number of authorized shares of Common Stock and Preferred Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the issued and outstanding common stock of the Corporation, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Section 4.02 Common Stock. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein. Each holder of shares of Common Stock shall be entitled to one vote for each share held by such holder. There shall be no cumulative voting. Subject to the rights of holders of any series of outstanding Preferred Stock, holders of shares of Common Stock shall have equal rights of participation in the dividends and other distributions in cash, stock, or property of the Corporation when, as and if declared thereon by the Board of

Directors from time to time out of assets or funds of the Corporation legally available therefor, and shall have equal rights to receive the assets and funds of the Corporation available for distribution to stockholders in the event of any liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary.

Section 4.03 Preferred Stock. The Board of Directors is hereby authorized to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional, or other special rights, if any, and any qualifications, limitations, or restrictions thereof, of the shares of such series, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(a) the designation of the series;

(b) the number of shares of the series;

(c) the dividend rate or rates on the shares of that series, whether dividends will be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(d) whether the series will have voting rights in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(e) whether the series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(f) whether or not the shares of that series shall be redeemable, in whole or in part, at the option of the Corporation or the holder thereof, and if made subject to such redemption, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemptions, which amount may vary under different conditions and at different redemption rates;

(g) the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

(h) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

(i) the restrictions, if any, on the issue or reissue of any additional Preferred Stock; and

(j) any other relative rights, preferences, and limitations of that series.

As of the date hereof, out of the authorized shares of Preferred Stock, (i) 3,550,000 shares shall be designated "**Series A Preferred Stock**," par value $0.0001 per share; (ii) 1,425,000 shares shall be designated "**Series B Preferred Stock**," par value $0.0001 per share; (iii) 884,642 shares shall be designated "**Series C-1 Preferred Stock**," par value $0.0001 per share; (iv) 345,242 shares shall be designated "**Series C Preferred Stock**," par value $0.0001 per share; (v) 440,846 shares shall be designated "**Series P-1 Preferred Stock**," par value $0.0001 per share; and (v) 211,271 shares shall be designated "**Series P-2 Preferred Stock**," par value $0.0001 per share. Except as otherwise set forth herein, each holder of shares of Series A Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock, Series C Preferred Stock, Series P-1 Preferred Stock and/or Series P-2 Preferred Stock shall be entitled to vote together with all other classes of stock on an as-converted basis, with one vote for each share of Common Stock deemed held by such holder. There shall be no cumulative voting.

Section 4.04 Preferred Stock Dividend and Liquidation Preference.

(a) Definitions. For purposes of this Section 4.04, the following terms shall have the definitions set forth below:

"**Affiliate**" of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"**Deemed Liquidation Event**" means (a) the sale, exchange, assignment, transfer or exclusive license of all or substantially all of the assets of the Corporation and the Corporation's subsidiaries, taken as a whole, in a transaction or series of related transactions to one or more Persons; (b) a merger, conversion or similar transaction involving the Corporation, as a result of which those persons who held, directly or indirectly, 100% of the voting power of the Corporation immediately prior to such transaction do not hold (either directly or indirectly or together with all of their Affiliates) more than 50% of the voting power of the Corporation (or the surviving or resulting entity thereof) after giving effect to such transaction; or (c) any other sale by Stockholders of the Corporation to any Person or group of Persons (in a single transaction or a series of related transactions) of capital stock of the Corporation representing more than 50% of the combined voting power of the combined voting power of the capital stock of the Corporation.

"**Liquidation Event**" means an any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

"**Original Issue Price**" means the Series A/B Original Issue Price, the Series C Original Issue Price, the Series C-1 Original Issue Price or the Series P Original Issue Price, as applicable.

"**Person**" means an individual, corporation, partnership, joint venture, limited liability company, unincorporated organization, trust, association or other entity.

"**Series A/B Original Issue Price**" means, with respect to each holder of Series A Preferred Stock or Series B Preferred Stock, as applicable, an amount per share equal to (i) the deemed fair market value of the membership interests of MXY Holdings LLC; 2990 MLK JR, LLC; Michigan Leasing & Consulting, LLC; California Leasing & Consulting, LLC; Pioneer Leasing & Consulting, LLC; Seven Ten Holdings, LLC; Patrick Clio Equipment, Limited Liability Co.; Pure CA, LLC; PurePenn, LLC; Anacapa PA, LLC; Anacapa MI, LLC; Anacapa CA, LLC; Anacapa NV, LLC; Anacapa NJ, LLC; and Violet Holdings LLC contributed to MXY Holdings LLC by such holder of Series A Preferred Stock or Series B Preferred Stock, as applicable, as set forth in the books and records of the Corporation, divided by (ii) the number of Series A Units or Series B Units, as applicable, of MXY Holdings, LLC issued to such holder in exchange for such contribution, as set forth in the books and records of the Corporation, subject to appropriate adjustment in the event of any dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock and/or Series B Preferred Stock.

"**Series C-1 Original Issue Price**" means, with respect to each holder of Series C-1 Preferred Stock that was issued in exchange for Series C-1 Units of MXY Holdings, LLC, an amount per share equal to the price at which such Series C-1 Units were purchased, as set forth in the books and records of the Corporation, subject to appropriate adjustment in the event of any dividend, stock split, combination or other similar recapitalization with respect to the Series C-1 Preferred Stock.

"**Series C Original Issue Price**" means, with respect to each holder of Series C Preferred Stock that was issued in exchange for Series C Units of MXY Holdings, LLC, an amount per share equal to the price at which such Series C Units were purchased, as set forth in the books and records of the Corporation, subject to appropriate adjustment in the event of any dividend, stock split, combination or other similar recapitalization with respect to the Series C Preferred Stock.

"Series P Original Issue Price" means, with respect to each holder of Series P-1 Preferred Stock or Series P-2 Preferred Stock, as applicable, an amount per share equal to (i) the amount such holder would have received as a holder of a Profits Interest Unit in connection with the deemed liquidation of the Corporation's predecessor in connection with such predecessor's conversion into the Corporation, divided by (ii) the number of shares of Series P-1 Preferred Stock or Series P-2 Preferred Stock, as applicable, issued to such holder in connection with the conversion of the applicable Profits Interest Unit, as set forth in the books and records of the Corporation, subject to appropriate adjustment in the event of any dividend, stock split, combination or other similar recapitalization with respect to the Series P-1 Preferred Stock and/or the Series P-2 Preferred Stock.

(b) Liquidation Preference. In the event of any Liquidation Event or Deemed Liquidation Event, the holders of Preferred Stock will be entitled to be paid out of the assets of the Corporation available for distribution, before any payment shall be made to the holders of Common Stock, certain amounts as follows (collectively, the "**Liquidation Preference**"):

(i) First, the holders of shares of Series C-1 Preferred Stock shall be entitled to be paid an amount per share equal to the Series C-1 Original Issue Price and the holders of shares of Series C Preferred Stock shall be entitled to be paid an amount per share equal to the Series C Original Issue Price (collectively, the "**Series C Liquidation Preference**"). If, upon any such Liquidation Event or Deemed Liquidation Event, the assets of the Corporation available to its stockholders shall be insufficient to pay the Series C Liquidation Preference in full, such holders of shares of Series C-1 Preferred Stock and Series C Preferred Stock shall share ratably (on a *pari passu* basis among themselves) in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full;

(ii) Second, the holders of shares of Series A Preferred Stock and Series B Preferred Stock shall be entitled to be paid an amount per share equal to the Series A/B Original Issue Price for each such share of Series A Preferred Stock or Series B Preferred Stock, as applicable (the "**Series A/B Liquidation Preference**"). If, following the payment of the Series C Liquidation Preference, the assets of the Corporation available to its stockholders shall be insufficient to pay the Series A/B Liquidation Preference in full, such holders of shares of Series A and Series B Preferred Stock shall share ratably (on a *pari passu* basis among themselves) in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full;

(iii) Finally, (A) until the distributions under this Section 4.04(b) total, in the aggregate, One Hundred Fourteen Million Dollars ($114,000), the holders of shares of Series P-1 Preferred Stock shall be entitled to be paid an amount per share equal to the Series P Original Issue Price for each share of Series P-1 Preferred Stock (the "**Series P-1 Catch-Up**"); and (B) once the distributions under this Section 4.04(b) total, in the aggregate, One Hundred Fourteen Million Dollars ($114,000), and until such distributions total, in the aggregate, Two Hundred Ten Million Dollars ($210,000), the holders of shares of Series P-1 Preferred Stock and Series P-2 Preferred Stock shall be entitled to be paid an amount per share equal to the Series P Original Issue Price for each share of Series P-1 Preferred Stock or Series P-2 Preferred Stock, as applicable (the "**Series P Liquidation Preference**"); provided, however, that if, following the payment of the Series P-1 Catch-up, the Series C Liquidation Preference and the Series A/B Liquidation Preference, the assets of the Corporation available to its

stockholders shall be insufficient to pay the Series P Liquidation Preference in full, such holders of shares of Series P-1 Preferred Stock and Series P-2 Preferred Stock shall share ratably (on a *pari passu* basis among themselves) in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(c) Dividend Preference. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation unless and until (in addition to obtaining any consents required by this Certificate of Incorporation or any applicable agreement among the Stockholders) the holders of Preferred Stock then outstanding shall have first received, or shall simultaneously receive, total distributions under Section 4.04(b) above and dividends under this Section 4.04(c) in an aggregate amount equal to the Liquidation Preference.

Section 4.05 Conversion of Preferred Stock. The holders of Preferred Stock shall have conversion rights as follows (the "**Conversion Rights**"):

(a) Definitions. For purposes of this Section 4.05, the following terms shall have the definitions set forth below:

"**Conversion Shares**" means the shares of Common Stock or other capital stock of the Corporation then issuable upon conversion of the applicable Series of Preferred Stock in accordance with the terms of Section 4.05.

"**Convertible Securities**" shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

"**Date of Issuance**" means, for any share of Preferred Stock, the date on which the Corporation actually issues such share (without regard to any subsequent transfer of such share or reissuance of the certificate(s) representing such share).

"**Excluded Issuance**" means any issuance or sale (or deemed issuance or sale in accordance with Section 4.05(j)) by the Corporation after the Date of Issuance of: (a) shares of Common Stock issued on the conversion of Preferred Stock; (b) up to an aggregate of 25,000,000 shares of Common Stock (as such number of shares is equitably adjusted for subsequent stock splits, stock combinations, stock dividends, and recapitalizations) issued directly or upon the exercise of Options to directors, officers, employees, or consultants of the Corporation in connection with their service as directors of the Corporation, their employment by the Corporation, or their retention as consultants by the Corporation, in each case authorized by the Board and issued pursuant to the Corporation's 2021 Equity Incentive Plan (including all such shares of Common Stock and Options outstanding prior to the Date of Issuance); or (c) shares of Common Stock issued upon the conversion or exercise of Options (other than Options covered by clause

(b) above) or Convertible Securities issued prior to the Date of Issuance, provided that such securities are not amended after the date hereof to increase the number of shares of Common Stock issuable thereunder or to lower the exercise or conversion price thereof.

"**Option**" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(b) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the applicable Original Issue Price by the applicable Conversion Price (as defined below) in effect at the time of conversion. The "**Conversion Price**" for each series of Preferred Stock shall initially be equal to the Original Issue Price for such series of Preferred Stock. Such initial Conversion Price, and the rate at which shares of Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

(c) Procedures for Conversion.

(i) In order to effectuate a conversion of Shares of Preferred Stock pursuant to Section 4.05(b), a holder shall (a) submit a written election to the Corporation that such holder elects to convert shares, including the number and series of shares elected to be converted and (b) surrender, along with such written election, to the Corporation the certificate or certificates representing the shares being converted (if such shares are certificated), duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or, in the event the certificate or certificates are lost, stolen, or missing, accompanied by an affidavit of loss executed by the holder. The conversion of such shares hereunder shall be deemed effective as of the date of surrender of such certificate or certificates or delivery of such affidavit of loss. Upon the receipt by the Corporation of a written election and the surrender of such certificate(s) and accompanying materials, the Corporation shall as promptly as practicable (but in any event within ten (10) business days thereafter) deliver to the relevant holder (a) a certificate in such holder's name (or the name of such holder's designee as stated in the written election) for the number of shares of Common Stock (including any fractional share) to which such holder shall be entitled upon conversion of the applicable Shares as calculated pursuant to Section 4.05(b) and, if applicable (b) a certificate in such holder's (or the name of such holder's designee as stated in the written election) for the number of shares of the applicable series of Preferred Stock (including any fractional share) represented by the certificate or certificates delivered to the Corporation for conversion but otherwise not elected to be converted pursuant to the written election. All shares of capital stock issued hereunder by the Corporation shall be duly and validly issued, fully paid, and nonassessable, free and clear of all taxes, liens, charges, and encumbrances with respect to the issuance thereof.

(d) Effect of Conversion. All shares of Preferred Stock converted as provided in this Section 4.05 shall no longer be deemed outstanding as of the effective time of the applicable conversion and all rights with respect to such shares shall immediately cease and terminate as of such time, other than the right of the holder to receive shares of Common Stock in exchange therefor.

(e) Reservation of Stock. The Corporation shall at all times when any shares of Preferred Stock remain outstanding reserve and keep available out of its authorized but unissued shares of capital stock, solely for the purpose of issuance upon the conversion of the Preferred Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding Preferred Stock pursuant to this Section 4.05, taking into account any adjustment to such number of shares so issuable in accordance with this Section 4.05. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not close its books against the transfer of any of its capital stock in any manner which would prevent the timely conversion of the shares of Preferred Stock.

(f) No Charge or Payment. The issuance of certificates for shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 4.05 shall be made without payment of additional consideration by, or other charge, cost, or tax to, the holder in respect thereof.

(g) Adjustment to Conversion Price upon Issuance of Common Stock. Except as provided in Section 4.05(i) and except in the case of an event described in either Section 4.05(k) or Section 4.05(l), if the Corporation shall, at any time or from time to time after the Date of Issuance, issue or sell, or in accordance with Section 4.05(j) is deemed to have issued or sold, any shares of Common Stock without consideration or for consideration per share less than the Conversion Price in effect immediately prior to such issuance or sale (or deemed issuance or sale), then immediately upon such issuance or sale (or deemed issuance or sale), each Conversion Price in effect immediately prior to such issuance or sale (or deemed issuance or sale) shall be reduced (and in no event increased) to a Conversion Price equal to the quotient obtained by dividing:

(i) the sum of (A) the product obtained by multiplying the number of shares of Common Stock issued and outstanding immediately prior to such issuance or sale (or deemed issuance or sale) by the applicable Conversion Price then in effect plus (B) the aggregate consideration, if any, received by the Corporation upon such issuance or sale (or deemed issuance or sale); by

(ii) the sum of (A) the number of shares of Common Stock issued and outstanding immediately prior to such issuance or sale (or deemed issuance or sale) plus (B) the aggregate number of shares of Common Stock issued or sold (or

deemed issued or sold) by the Corporation in such issuance or sale (or deemed issuance or sale).

Whenever following the Date of Issuance, the Corporation shall issue or sell, or in accordance with Section 4.05(j) is deemed to have issued or sold, any shares of Common Stock, the Corporation shall prepare a certificate signed by an executive officer setting forth, in reasonable detail, the number of shares issued or sold, or deemed issued or sold, the amount and the form of the consideration received by the Corporation, and the method of computation of such amount and shall cause copies of such certificate to be mailed to the holders of record of Preferred Stock at the address specified for such holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such holder).

(h) Adjustment to Number of Conversion Shares upon Adjustment to Conversion Price. Upon any and each adjustment of a Conversion Price as provided in Section 4.05(g), the number of Conversion Shares issuable upon the conversion of the applicable Series of Preferred Stock immediately prior to any such adjustment shall be increased to a number of Conversion Shares equal to the quotient obtained by dividing:

(i) the product of (A) the applicable Conversion Price in effect immediately prior to any such adjustment multiplied by (B) the number of Conversion Shares issuable upon conversion of the applicable Series of Preferred Stock immediately prior to any such adjustment; by

(ii) the Conversion Price resulting from such adjustment.

(i) Exceptions To Adjustment Upon Issuance of Common Stock. Notwithstanding anything to the contrary set forth herein, there shall be no adjustment to any Conversion Price or the number of Conversion Shares issuable upon conversion of any Series of Preferred Stock with respect to any Excluded Issuance.

(j) Effect of Certain Events on Adjustment to Conversion Price. For purposes of determining the adjusted Conversion Price under Section 4.05(g) hereof, the following shall be applicable:

(i) Issuance of Options. If the Corporation shall, at any time or from time to time after the Date of Issuance, in any manner grant or sell (whether directly or by assumption in a merger or otherwise) any Options, whether or not such Options or the right to convert or exchange any Convertible Securities issuable upon the exercise of such Options are immediately exercisable, and the price per share (determined as provided in this paragraph and in Section 4.05(j)(v)) for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of Convertible Securities issuable upon the exercise of such Options is less than any Conversion Price in effect immediately prior to the time of the granting or sale of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of

Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued as of the date of granting or sale of such Options (and thereafter shall be deemed to be outstanding for purposes of adjusting the Conversion Price under Section 4.05(g)), at a price per share equal to the quotient obtained by dividing (A) the sum (which sum shall constitute the applicable consideration received for purposes of Section 4.05(g)) of (x) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of all such Options, plus (y) the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus (z), in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of all such Convertible Securities and the conversion or exchange of all such Convertible Securities, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of all such Options or upon the conversion or exchange of all Convertible Securities issuable upon the exercise of all such Options. Except as otherwise provided in Section 4.05(j)(iii), no further adjustment of the Conversion Price shall be made upon the actual issuance of Common Stock or of Convertible Securities upon exercise of such Options or upon the actual issuance of Common Stock upon conversion or exchange of Convertible Securities issuable upon exercise of such Options.

(ii) Issuance of Convertible Securities. If the Corporation shall, at any time or from time to time after the Date of Issuance, in any manner grant or sell (whether directly or by assumption in a merger or otherwise) any Convertible Securities, whether or not the right to convert or exchange any such Convertible Securities is immediately exercisable, and the price per share (determined as provided in this paragraph and in Section 4.05(j)(v)) for which Common Stock is issuable upon the conversion or exchange of such Convertible Securities is less than the Conversion Price in effect immediately prior to the time of the granting or sale of such Convertible Securities, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of the total maximum amount of such Convertible Securities shall be deemed to have been issued as of the date of granting or sale of such Convertible Securities (and thereafter shall be deemed to be outstanding for purposes of adjusting the Conversion Price pursuant to Section 4.05(g)), at a price per share equal to the quotient obtained by dividing (A) the sum (which sum shall constitute the applicable consideration received for purposes of Section 4.05(g)) of (x) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of such Convertible Securities, plus (y) the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange of all such Convertible Securities, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. Except as otherwise provided in Section 4.05(j)(iii), (A) no further adjustment of the Conversion Price shall be made upon the actual issuance of Common Stock upon conversion or exchange of such Convertible Securities and (B) no further adjustment of the Conversion Price shall be made by reason of the

issue or sale of Convertible Securities upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Conversion Price have been made pursuant to the other provisions of this Section 4.05(j).

(iii) Change in Terms of Options or Convertible Securities. Upon any change in any of (A) the total amount received or receivable by the Corporation as consideration for the granting or sale of any Options or Convertible Securities referred to in Section 4.05(j)(i) or Section 4.05(j)(ii) hereof, (B) the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the exercise of any Options or upon the issuance, conversion, or exchange of any Convertible Securities referred to in Section 4.05(j)(i) or Section 4.05(j)(ii) hereof, (C) the rate at which Convertible Securities referred to in Section 4.05(j)(i) or Section 4.05(j)(ii) hereof are convertible into or exchangeable for Common Stock, or (D) the maximum number of shares of Common Stock issuable in connection with any Options referred to in Section 4.05(j)(i) hereof or any Convertible Securities referred to in Section 4.05(k)(ii) hereof (in each case, other than in connection with an Excluded Issuance), then (whether or not the original issuance or sale of such Options or Convertible Securities resulted in an adjustment to any Conversion Price pursuant to this Section 4.05(j)) each Conversion Price in effect at the time of such change shall be adjusted or readjusted, as applicable, to the Conversion Price which would have been in effect at such time pursuant to the provisions of this Section 4.05(j) had such Options or Convertible Securities still outstanding provided for such changed consideration, conversion rate, or maximum number of shares, as the case may be, at the time initially granted, issued, or sold, but only if as a result of such adjustment or readjustment the Conversion Price then in effect is reduced, and the number of Conversion Shares issuable upon the conversion of the applicable Series of Preferred Stock immediately prior to any such adjustment or readjustment shall be correspondingly adjusted or readjusted pursuant to the provisions of Section 4.05(h).

(iv) Treatment of Expired or Terminated Options or Convertible Securities. Upon the expiration or termination of any unexercised Option (or portion thereof) or any unconverted or unexchanged Convertible Security (or portion thereof) for which any adjustment (either upon its original issuance or upon a revision of its terms) was made pursuant to this Section 4.05(j) (including without limitation upon the redemption or purchase for consideration of all or any portion of such Option or Convertible Security by the Corporation), each Conversion Price then in effect hereunder shall forthwith be changed pursuant to the provisions of this Section 4 to the Conversion Price which would have been in effect at the time of such expiration or termination had such unexercised Option (or portion thereof) or unconverted or unexchanged Convertible Security (or portion thereof), to the extent outstanding immediately prior to such expiration or termination, never been issued.

(v) Calculation of Consideration Received. If the Corporation shall, at any time or from time to time after the Date of Issuance, issue or sell, or is

deemed to have issued or sold in accordance with this Section 4.05(j), any shares of Common Stock, Options, or Convertible Securities: (A) for cash, the consideration received therefor shall be deemed to be the net amount received by the Corporation therefor; (B) for consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration, except where such consideration consists of marketable securities, in which case the amount of consideration received by the Corporation shall be the market price (as reflected on any securities exchange, quotation system, or association or similar pricing system covering such security) for such securities as of the end of business on the date of receipt of such securities; (C) for no specifically allocated consideration in connection with an issuance or sale of other securities of the Corporation, together comprising one integrated transaction, the amount of the consideration therefor shall be deemed to be the fair value of such portion of the aggregate consideration received by the Corporation in such transaction as is attributable to such shares of Common Stock, Options, or Convertible Securities, as the case may be, issued in such transaction; or (D) to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options, or Convertible Securities, as the case may be, issued to such owners. The net amount of any cash consideration and the fair value of any consideration other than cash or marketable securities shall be determined in good faith jointly by the Board and the holders of a majority of the issued and outstanding stock of the Corporation, voting together as a single class on an as-converted basis.

(vi) Record Date. For purposes of any adjustment to the Conversion Price or the number of Conversion Shares in accordance with this Section 4.05(j), in case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options, or Convertible Securities or (B) to subscribe for or purchase Common Stock, Options, or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(vii) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any of its wholly-owned subsidiaries, and the disposition of any such shares (other than the cancellation or retirement thereof or the transfer of such shares among the Corporation and its wholly-owned subsidiaries) shall be considered an issue or sale of Common Stock for the purpose of this Section 4.05(j).

(k) Adjustment to Conversion Price and Conversion Shares upon Dividend, Subdivision, or Combination of Common Stock. If the Corporation shall, at any time or

from time to time after the Date of Issuance, (i) pay a dividend or make any other distribution upon the Common Stock or any other capital stock of the Corporation payable in shares of Common Stock or in Options or Convertible Securities, or (ii) subdivide (by any stock split, recapitalization, or otherwise) its outstanding shares of Common Stock into a greater number of shares, each Conversion Price in effect immediately prior to any such dividend, distribution, or subdivision shall be proportionately reduced and the number of Conversion Shares issuable upon conversion of the applicable Series of Preferred Stock shall be proportionately increased. If the Corporation at any time combines (by combination, reverse stock split, or otherwise) its outstanding shares of Common Stock into a smaller number of shares, each Conversion Price in effect immediately prior to such combination shall be proportionately increased and the number of Conversion Shares issuable upon conversion of the applicable Series of Preferred Stock shall be proportionately decreased. Any adjustment under this Section 4.05(k) shall become effective at the close of business on the date the dividend, subdivision, or combination becomes effective.

(l) Adjustment to Conversion Price and Conversion Shares upon Reorganization, Reclassification, Consolidation, or Merger. In the event of any (i) capital reorganization of the Corporation, (ii) reclassification of the stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), (iii) consolidation or merger of the Corporation with or into another Person, (iv) sale of all or substantially all of the Corporation's assets to another Person or (v) other similar transaction (other than any such transaction covered by Section 4.05(k)), in each case which entitles the holders of Common Stock to receive (either directly or upon subsequent liquidation) stock, securities, or assets with respect to or in exchange for Common Stock, each share of Preferred Stock shall, immediately after such reorganization, reclassification, consolidation, merger, sale, or similar transaction, remain outstanding and shall thereafter, in lieu of or in addition to (as the case may be) the number of Conversion Shares then convertible for such share, be exercisable for the kind and number of shares of stock or other securities or assets of the Corporation or of the successor Person resulting from such transaction to which such Share would have been entitled upon such reorganization, reclassification, consolidation, merger, sale, or similar transaction if the share of Preferred Stock had been converted in full immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale, or similar transaction and acquired the applicable number of Conversion Shares then issuable hereunder as a result of such conversion (without taking into account any limitations or restrictions on the convertibility of such share, if any); and, in such case, appropriate adjustment shall be made with respect to such holder's rights under this Certificate of Incorporation to insure that the provisions of this Section 4 hereof shall thereafter be applicable, as nearly as possible, to the applicable Series of Preferred Stock in relation to any shares of stock, securities, or assets thereafter acquirable upon conversion of such Series of Preferred Stock (including, in the case of any consolidation, merger, sale, or similar transaction in which the successor or purchasing Person is other than the Corporation, an immediate adjustment in the Conversion Price to the value per share for the Common Stock reflected by the terms of such consolidation, merger, sale, or similar transaction, and a corresponding immediate adjustment to the number of Conversion

Shares acquirable upon conversion of the applicable Series of Preferred Stock without regard to any limitations or restrictions on conversion, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger, sale, or similar transaction). The provisions of this Section 4.05(l) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales, or similar transactions. The Corporation shall not effect any such reorganization, reclassification, consolidation, merger, sale, or similar transaction unless, prior to the consummation thereof, the successor Person (if other than the Corporation) resulting from such reorganization, reclassification, consolidation, merger, sale, or similar transaction, shall assume, by written instrument substantially similar in form and substance to this Certificate of Incorporation, the obligation to deliver to the holders of Preferred Stock such shares of stock, securities, or assets which, in accordance with the foregoing provisions, such holders shall be entitled to receive upon conversion of the applicable Series of Preferred Stock. Notwithstanding anything to the contrary contained herein, with respect to any corporate event or other transaction contemplated by the provisions of this Section 4.05(l), each holder of Shares of Preferred Stock shall have the right to elect prior to the consummation of such event or transaction, to give effect to the provisions of Section 4.04(b) (if applicable to such event or transaction) or Section 4.05(b), instead of giving effect to the provisions contained in this Section 4.05(l) with respect to such holder's Preferred Stock.

(m) Certain Events. If any event of the type contemplated by the provisions of Section 4.05(g) – (l) but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights, or other rights with equity features) occurs, then the Board shall make an appropriate adjustment in the Conversion Price and the number of Conversion Shares issuable upon conversion of Shares of each Series of Preferred Stock so as to protect the rights of the holder of such Shares in a manner consistent with the provisions of this Section 4.05; *provided*, that no such adjustment shall increase the Conversion Price or decrease the number of Conversion Shares issuable as otherwise determined pursuant to this Section 4.05.

(n) Certificate of Adjustment.

(i) As promptly as reasonably practicable following any adjustment of the Conversion Price, but in any event not later than fifteen (15) business days thereafter, the Corporation shall furnish to each holder of record of Preferred Stock at the address specified for such holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such holder) a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.

(ii) As promptly as reasonably practicable following the receipt by the Corporation of a written request by any holder of Preferred Stock, but in any event not later than fifteen (15) business days thereafter, the Corporation shall furnish to such holder a certificate of an executive officer certifying the

Conversion Price then in effect and the number of Conversion Shares or the amount, if any, of other shares of stock, securities, or assets then issuable to such holder upon conversion of the shares of Preferred Stock held by such holder.

(o) Notices. In the event:

(i) that the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, to vote at a meeting (or by written consent), to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(ii) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, any consolidation or merger of the Corporation with or into another Person, or sale of all or substantially all of the Corporation's assets to another Person; or

(iii) of the voluntary or involuntary dissolution, liquidation, or winding-up of the Corporation;

then, and in each such case, the Corporation shall send or cause to be sent to each holder of record of Preferred Stock at the address specified for such holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such holder) at least fifteen (15) days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (A) the record date for such dividend, distribution, meeting or consent, or other right or action, and a description of such dividend, distribution, or other right or action to be taken at such meeting or by written consent, or (B) the effective date on which such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding-up is proposed to take place, and the date, if any is to be fixed, as of which the books of the Corporation shall close or a record shall be taken with respect to which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon conversion of the Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding-up, and the amount per share and character of such exchange applicable to the Preferred Stock and the Conversion Shares.

ARTICLE V
BOARD OF DIRECTORS

Section 5.01 General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 5.02 Number. Subject to any rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Corporation which shall constitute the entire Board of Directors shall be two (2) directors, as fixed from time to time in accordance with this Certificate and the by-laws of the Corporation (the "**By-Laws**").

Section 5.03 Newly Created Directorships and Vacancies. Except as otherwise required by law and any other rights of the Stockholders to elect Directors under specified circumstances, any newly created directorships resulting from an increase in the authorized number of Directors and any vacancies occurring in the Board of Directors may be filled by the affirmative vote of the holders of a majority of the issued and outstanding stock of the Corporation, voting together as a single class on an as-converted basis. A Director so elected shall be elected to hold office until the earlier of the expiration of the term of office of the Director whom he or she has replaced, a successor is duly elected and qualified, or the earlier of such Director's death, resignation, or removal. If there are no Directors in office, then an election of Directors may be held in the manner provided by statute.

Section 5.04 Written Ballot. Unless and except to the extent that the By-Laws shall so require, the election of Directors need not be by written ballot.

Section 5.05 Deadlock. If at any time the Board of Directors consists of an even number of Directors and the Directors cannot reach majority consent in respect of a decision regarding action or inaction on behalf of the Corporation requiring the majority consent of the Directors (a "**Deadlock**"), the Directors shall negotiate in good faith for a period of fifteen (15) days (the "**Negotiation Period**") to attempt to resolve such Deadlock. If the Directors do not resolve such Deadlock by the end of the Negotiation Period, the Directors will attempt in good faith to resolve the matter by mediation administered by the American Arbitration Association under its Commercial Mediation Procedures. If the mediation does not result in a resolution to the Deadlock within thirty (30) days after the commencement of such mediation, the Board of Directors shall refer the matter subject to the Deadlock to the Stockholders entitled to vote thereon, who shall attempt to resolve such matter within twenty (20) days after referral to them of the Deadlocked issue (or, if mutually agreed by such Stockholders, a longer period of time). Any resolution agreed to by such Stockholders shall be final and binding on the Corporation and the Stockholders.

ARTICLE VI
LIMITATION OF LIABILITY; INDEMNIFICATION

Section 6.01 Limitation of Liability. To the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, as applicable.

Section 6.02 Indemnification. The corporation shall indemnify to the fullest extent permitted by law as it presently exists or may hereafter be amended any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, or investigative (a "**Proceeding**"), by reason of the fact that such person, or a person for whom

such person is the legal representative, is or was a director, manager or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a manager, officer, partner, trustee, or agent of another organization or employee benefit plan at the request of the Corporation or any predecessor to the Corporation (each such person, an "**Indemnified Person**"), against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such Indemnified Person in such Proceeding.

Section 6.03 Insurance. The Board of Directors shall, to the fullest extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, direct and authorize an appropriate officer or officers to purchase and maintain at the Corporation's expense insurance (a) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of Directors, officers and employees under the provisions of this Article VI, and (b) to indemnify or insure Directors, officers and employees of the Corporation against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article VI.

Section 6.04 Amendment or Repeal. No amendment to, repeal of or modification of any of the foregoing provisions of this Article VI shall adversely affect any right or protection hereunder of any Person in respect of any act or omission occurring prior to the time of such repeal or modification. The rights provided hereunder shall inure to the benefit of any Indemnified Person and such Indemnified Person's heirs, executors and administrators.

ARTICLE VII
BY-LAWS

Section 7.01 Board of Directors. In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized and empowered to adopt, amend, alter, or repeal the By-Laws without any action on the part of the stockholders.

Section 7.02 Stockholders. The stockholders shall also have the power to adopt, amend, alter, or repeal the By-Laws; provided that, in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by applicable law or this Certificate of Incorporation, such adoption, amendment, alteration, or repeal shall be approved by the affirmative vote of the holders of at least a majority of the then-outstanding shares of Series A Preferred Stock; *provided, however, that no amendment that has the effect of increasing the liability of any stockholder or adversely* affecting any stockholder's interest in the income, gain or loss of the Corporation or in cash distributions by the Corporation, including the priority of such stockholder's interest therein, may become effective unless affirmatively consented to by all stockholders who would be adversely affected thereby. In addition to the restrictions imposed by the foregoing sentence, the By-Laws may not be amended nor any provision thereof waived in a way that would diminish or waive any stockholder's rights thereunder and no restriction imposed by the By-Laws may be made more burdensome or a new restriction added that would have the effect of treating a stockholder differently than any other stockholder without such stockholder's prior written consent. In the event that all shares of Series A Preferred Stock have been converted to Common Stock, such adoption, amendment, alteration, or repeal shall be approved by the affirmative vote of the holders of at least a majority of the then-outstanding shares of Common Stock.

ARTICLE VIII
SECTION 203 OF THE DGCL OPT-OUT

The corporation shall not be governed by or subject to Section 203 of the DGCL.

ARTICLE IX
SALE OF STOCK UPON CHANGE OF CONTROL TRANSACTION

Section 9.01 Definitions. For purposes of this Article IX, the following terms shall have the definitions set forth below:

"Affiliate" means (a) with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such first Person or (b) any spouse, child, grandchild, parent, grandparent or sibling of a stockholder or a trust or other entity for their benefit. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with") means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

"Change in Control Transaction" means either or a combination of a Corporation Sale Transaction and/or a Stockholder Sale Transaction.

"Controlling Stockholders" means stockholders holding stock of the Corporation constituting a Required Majority.

"Corporation Sale Transaction" means: (a) the sale, exchange, assignment, transfer or exclusive license of all or substantially all of the assets of the Corporation and the Corporation's subsidiaries, taken as a whole, in a transaction or series of related transactions to one or more Persons; or (b) a merger, conversion or similar transaction or series of related transactions involving the Corporation, as a result of which those persons who held (directly or indirectly) 100% of the voting power of the Corporation immediately prior to such transaction do not hold (either directly or indirectly or together with all of their Affiliates) more than 50% of the voting power of the Corporation (or the surviving or resulting entity thereof) after giving effect to such transaction.

"Permitted Transferee" means, (a) in the case of a stockholder who is a natural Person, (i) such stockholder, (ii) such stockholder's spouse, parent, sibling, child, grandparent, or grandchild, or descendants, in each case, whether by birth or operation of law, natural or adopted, (iii) any trust where the only beneficiaries are those persons described in clauses (i) through (ii), (iv) any partnerships or limited liability companies where the only partners or members are those Persons described in clauses ((i) through (ii) and/or (b) the Corporation, its stockholders and Affiliates.

"Person" means a natural person, corporation, partnership, limited liability company, trust, joint venture, governmental entity or other entity, association or group.

"**Required Majority**" means the consent of stockholders representing a majority of the Series A Preferred Stock, voting as a separate class.

"**Stockholder Sale Transaction**" means the sale by stockholders of the Corporation to any Person or group of Persons (in a single transaction or a series of related transactions (but excluding any Corporation Sale Transaction) of shares of stock of the Corporation representing more than fifty percent (50%) of the combined voting power of the shares of Stock of the Corporation.

Section 9.02 Corporation Sale Proposal. If the Board of Directors receives an indication of interest from a Person who is not an Affiliate or Permitted Transferee of the Stockholders to consummate a Corporation Sale Transaction (a "**Corporation Sale Proposal**"), and the Corporation Sale Proposal is approved by the Board of Directors (in accordance with all applicable requirements) and a Required Majority (an "**Approved Corporation Sale**") then the Board of Directors shall send a written notice to all stockholders at least twenty (20) days before the closing of such Corporation Sale Transaction stating that such Approved Corporation Sale has been so approved (a "**Corporation Sale Notice**").

Section 9.03 Stockholder Sale Proposal. If the Controlling Stockholders receive an offer from a Person who is not an Affiliate or Permitted Transferee of the stockholders to consummate a Stockholder Sale Transaction, and the Controlling Stockholders desire to accept such offer, the Controlling Stockholders shall send a written notice to all Stockholders at least twenty (20) days before the closing of such Stockholder Sale Transaction statin that such Stockholder Sale Transaction has been so approved (an "**Offer Notice**").

Section 9.04 Drag-Along Rights. The Board of Directors may by direction in the Corporation Sale Notice, and the Controlling Stockholders may by direction in the Offer Notice, require all Stockholders to participate in such Change in Control Transaction as provided in this Article IX. If a portion but not all of the shares of stock of the Corporation are to be transferred, directly or indirectly, in connection with such Change in Control Transaction, then the Board of Directors or Controlling Stockholders, as applicable, may require all stockholders to transfer shares of Stock in connection with such Change in Control Transaction representing up to the same percentage of the shares of stock held by each such other stockholder as the shares of Stock transferred by the Controlling Stockholders in connection with such Change in Control Transaction represent of the shares of stock held by the Controlling Stockholders, after giving effect to any cancellations, exercises or repurchases of shares of stock or options to purchase shares of stock to be made in connection with such Change in Control Transaction.

Section 9.05 Terms. Each stockholder shall be obligated to, and shall as appropriate tender, sell, transfer, and deliver, or cause to be tendered, sold, transferred, and delivered, all of the shares of stock of the Corporation held by such stockholder and its Permitted Transferees (subject to Section 9.09) in the Change in Control Transaction for an amount per share that equals (i) in the case of a Corporation Sale Transaction, the amount per share that such stockholder would be entitled to receive if, immediately prior to such sale, the Corporation sold all of its assets subject to all of its liabilities for an amount equal to the implied aggregate equity valuation of the Corporation as reasonably determined by the Board of Directors based on the price per share applicable in the Corporation Sale Proposal; or (ii) in the case of a Stockholder

Sale Transaction, each stockholder's proportionate share of the net proceeds per share to payable to all stockholders pursuant to the terms of the Stockholder Sale Transaction, taking into account any applicable preferences and any cancellations, exercises or repurchases of shares of stock or options to purchase shares of stock to be made in connection with such Stockholder Sale Transaction. The terms and conditions on which all Stockholders will be required to participate in a Change in Control Transaction pursuant to this Article IX shall be substantially the same as those applicable to the Controlling Stockholders with such variations as are necessary or appropriate (with determinations regarding such variations made by the Board of Directors in good faith being final and binding).

Section 9.06 Required Actions. In connection with any Change in Control Transaction in which stockholders are directed to participate pursuant to this Article IX, each stockholder shall, as applicable:

(a) if any such stockholder's shares of stock are to be transferred in connection with such Change in Control Transaction, tender all of such shares of stock at such time and in such manner as may be required to effect the Change in Control Transaction, free and clear of all claims, liens and encumbrances;

(b) if required to approve the consummation of the Change in Control Transaction, vote his or her shares of stock in favor of the consummation of the transaction or transactions effecting the Change in Control Transaction;

(c) execute and deliver such agreements and other documents as are necessary to give effect to such Change in Control Transaction, including, without limitation, agreements that:

(i) make representations, warranties, covenants and other agreements as to (w) his or her unencumbered title to his or her shares of stock, (x) his or her power, authority and legal right to transfer his or her shares of stock, (y) his or her due execution and delivery, and the enforceability against him or her, of the agreements and documents executed and delivered by him or her to give effect to such Change in Control Transaction and (z) the absence of any adverse claims with respect to his or her shares of stock which would be violated by his or her participation in such Change in Control Transaction (the representations, warranties, covenants and other agreements set forth in clauses (w) through (z) inclusive being referred to collectively as the "**Fundamental Representations**");

(ii) subject to Section 9.09, include liability as to the Fundamental Representations; and

(iii) subject to Section 9.09, include liability (whether by purchase price adjustment, indemnity payments or otherwise) in respect of representations, warranties, covenants and agreements in respect of the Corporation and any subsidiaries of the Corporation;

(d) waive any dissenters' rights, appraisal rights or other similar rights in connection with the Change in Control Transaction;

(e) provide appropriate documents evidencing ownership of the shares of Stock by such Stockholder; and

(f) execute and deliver such other agreements, certificates or other documents, reasonably requested by the purchaser and their counsel (including restrictive covenant agreements other than non-competition agreements) and take all other actions that may be necessary or appropriate to effect the Change in Control Transaction.

Section 9.07 Sharing of Costs. The stockholders shall bear their pro rata share (based upon the amount of consideration received) of the costs incurred pursuant to a Change in Control Transaction to the extent such costs are incurred for the benefit of all stockholders and are not otherwise paid by the Corporation or the purchaser in such Change in Control Transaction. Costs incurred by any stockholder on its own behalf will not be considered costs of the Change in Control Transaction hereunder.

Section 9.08 No Liability. Notwithstanding anything contained in this Article IX, there shall be no liability on the part of the Corporation or Controlling Stockholders to the other stockholders if the transfer of shares of stock pursuant to this Article IX is not consummated for whatever reason, regardless of whether a Corporation Sale Notice or Offer Notice has been delivered.

Section 9.09 Indemnities. In the event that the stockholders are required to provide, or are liable for, any representations, warranties or indemnities in connection with any sale or transfer of such shares of stock in a transaction described in this Article IX, then each such stockholder shall not be liable (other than on account of such stockholder's fraud, willful misconduct or breach of any Fundamental Representation or with respect to a Controlling Stockholder, on account of any superseding agreement on the part of a Controlling Stockholder to indemnify the purchaser in the Change in Control Transaction) for more than the lesser of (1) such stockholder's pro rata share of any such liability (such pro rata share being the proceeds to such stockholder from such Change in Control Transaction expressed as a percentage of the total proceeds from such Change in Control Transaction to all stockholders (or holders of options to purchase shares of stock)), or (2) the proceeds to such stockholder from the Change in Control Transaction. The amount of proceeds actually received by such stockholder for his, her or its shares of stock (other than for any liability for fraud, willful misconduct or breach of any Fundamental Representation) and such liability shall be satisfied first out of any funds escrowed for such purpose (if any).

ARTICLE X
AMENDMENTS

The Corporation reserves the right to amend, alter, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred herein are granted subject to this reservation; provided however, that notwithstanding any other provision of this Certificate of Incorporation or applicable law that might permit a lesser vote or no vote and in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by applicable law or this Certificate of Incorporation, the affirmative vote of the holders of at least

a majority of the then-outstanding shares of Series A Preferred Stock, voting together as a single class, shall be required to amend, alter, repeal or adopt any provision of this Certificate of Incorporation, including any provision inconsistent with this Article IX; *provided, however*, that no amendment that has the effect of increasing the liability of any stockholder or adversely affecting any stockholder's interest in the income, gain or loss of the Corporation or in cash distributions by the Corporation, including the priority of such stockholder's interest therein, may become effective unless affirmatively consented to by all stockholders who would be adversely affected thereby. In addition to the restrictions imposed by the foregoing sentence, this Certificate may not be amended nor any provision hereof waived in a way that would diminish or waive any stockholder's rights hereunder and no restriction imposed by this Certificate may be made more burdensome or a new restriction added that would have the effect of treating a stockholder differently than any other stockholder without such Stockholder's prior written consent. In the event that all shares of Series A Preferred Stock have been converted to Common Stock, such adoption, amendment, alteration, or repeal shall be approved by the affirmative vote of the holders of at least a majority of the then-outstanding shares of Common Stock.

ARTICLE XI
INCORPORATOR INFORMATION

The name and mailing address of the incorporator are as follows:

Jordan Lams
c/o MXY Holdings Inc.
3355 E. Spring Street
Long Beach, CA 90806

Executed and effective as of November 30, 2021.

Jordan Lams, Incorporator

113824056.7